Exhibit 14

Titanium Book

Edwards Lifesciences
Global Business Practice Standards

Edwards

Michael A. Mussallem

Chairman and Chief Executive Officer

Edwards Lifesciences

Dear Edwards Colleagues,

Welcome to our Global Business Practice Standards, our “Titanium Book.” As we innovate to help more patients, I ask you to read, understand and abide by these principles. Because you are the face of Edwards, you carry the integrity and reputation of the Company to our patients, customers, business partners and shareholders on a daily basis. We take pride in conducting our business with honesty, openness and fairness and in accordance with legal standards and ethical principles because it is the right thing to do.

Titanium is the signature color of our Edwards logo and represents strength and innovation. As we continue to transform patient care through the development of breakthrough medical technologies, it is essential that each of us remains committed to the strongest business practice standards. It is not a coincidence that our Credo guides our actions as trusted partners with our customers, patients and colleagues. To maintain that trust, we must abide by the Titanium Book’s key principles.

These standards apply globally to all of Edwards’ businesses and subsidiaries and to all employees, members of the Board of Directors and agents of Edwards. They are a practical guide to help us with issues we face as an innovative, growing company. They help explain the universal principles governing our business, provide clarity about expectations and identify resources that support these standards. Of course, there is no way this book can cover every conceivable circumstance. You must also be aware of local laws and regulations, as well as Company policies and procedures that impact your responsibilities. No employee should feel alone. We are committed to providing everyone with the support and resources they need. We also depend on everyone to exercise good judgment in applying these principles to our work.

I trust that each of you will understand and embrace these principles and will make the appropriate people aware of any violations or potential problems. Our actions taken with integrity will allow us to live our Credo and help more patients around the world.

Thank you for your active participation and support.

Michael A. Mussallem

Chairman and

Chief Executive Officer

Global Business Practice Standards

Our credo

At Edwards Lifesciences, we are dedicated to providing innovative solutions for people fighting cardiovascular disease.

Through our actions, we will become trusted partners with customers, colleagues and patients — creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.

We will celebrate our successes, thrive on discovery and continually expand our boundaries. We will act boldly, decisively and with determination on behalf of people fighting cardiovascular disease.

Helping patients is our life's work, and *life is now*

The Titanium Book is our Credo in action…

…it is what we believe

…it is who we are

…it is how we will thrive.

The Marketplace: We will conduct our business with honesty and integrity, as well as obey all laws and regulations.

Our Employees: We will treat our colleagues with fairness and respect in a safe work environment.

Our Community: We are committed to being productive and respectful members of the communities where we do business.

Our Company and Shareholders: We will act in the best interests of Edwards and its shareholders, communicate effectively with our shareholders and protect the Company’s assets.

Global Business Practice Standards

Table of Contents

Operation of the Global Business Practice Standards

The Edwards Global Integrity Program	9
Who must follow the standards	10
Employee responsibilities	10
Management responsibilities	12
How to seek advice	14
How to report possible issues	16
Waivers and amendments	17

Global Business Practice Standards

The Marketplace

Medical device laws and regulatory requirements	19
Fraud	19
Bidding, tenders and procurement	20
Sales and marketing practices	20
Interactions with health care professionals	21
Interactions with patients, caregivers and patient organizations	23
Competition laws	24
Bribery and corruption	26
Business information	29
Trade compliance	30
Anti-money laundering laws	32
Product quality	33
Patient and other third-party privacy	34
Working with third parties	34

Edwards Lifesciences

Our Employees

Fair employment practices	37
Harassment	37
Drugs and alcohol	37
Support for work and life balance	37
Employee privacy	37

Our Community

Strengthening our community	42
Environmental, Health and Safety (EHS)	42
Sustainability	42
Political activities	42
Providing information to government organizations	42
Sales to government	42
Communications with the media	42
Communications with investors	42
Social media	42

Our Company and Shareholders

Conflicts of interest	50
Corporate opportunities	50
Confidential information	50
Inside information	50
Intellectual property	50
Books and records	50
Records management	50
Use of company computers and resources	50
Careful communications	50
Information security	50

Index	69

Global Business Practice Standards

Operation of the Global Business Practice Standards

•	The Edwards Global Integrity Program

•	Who must follow the standards

•	Employee responsibilities

•	Management responsibilities

•	How to seek advice

•	How to report possible issues

•	Waivers and amendments

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The Edwards Global Integrity Program

Our Global Business Practice Standards, or “Standards,” are just one part of our Global Integrity Program.

To meet our commitment to high ethical practices, we have a compliance program designed to detect and prevent behaviors that could harm our Company and the patients we serve. The program is based upon recognized government standards for effective compliance programs and provides for:

•	Leadership: The Chief Responsibility Officer oversees the program and reports directly to the Chief Executive Officer and Audit Committee of our Board of Directors. We seek out leaders who operate legally and ethically, and we take steps to exclude from consideration anyone whose conduct does not meet our high standards. We continually strive to maintain a strong culture of ethics and integrity, with a shared commitment by our employees and management.

•	Written standards: Our commitment to ethics and compliance is set forth in these Standards, as well as in policies and procedures that help us follow relevant laws and regulations, industry codes and best practices.

•	Effective lines of communication: We promote the kind of environment where employees can raise compliance questions and concerns without being punished, and we offer several resources for employees to report violations, including our confidential Edwards Integrity Helpline. We absolutely prohibit retaliation against anyone who raises or helps address a compliance matter in good faith.

•	Training: We provide appropriate education and training of employees and agents to help them meet their ethical and compliance obligations.

•	Accountability: We require that all Edwards employees adhere to our Standards as a condition of their continued employment. We support ethical behavior, evaluating it as part of annual performance reviews, promptly investigating reports of misconduct and taking prompt disciplinary action against those who violate our Standards.

•	Assessment: We perform monitoring and auditing of the program to evaluate its effectiveness and conduct an annual certification of business practices. We also perform periodic risk assessments to better understand and prioritize the risks facing our Company. We implement action plans to mitigate these risks.

•	Remediation: Results of investigations, audits and monitoring are communicated to the Chief Responsibility Officer and business leaders. When an area for improvement is identified, we take appropriate corrective action.

We recognize that compliance is a dynamic concept, so we constantly review and update our program to improve it and make it more effective.

Global Business Practice Standards	9

Who Must Follow The Standards

The Standards apply globally to all of Edwards’ businesses and subsidiaries and to all employees, members of the Board of Directors and agents of Edwards.

Edwards’ corporate reputation is driven by our business conduct as individuals. Every interaction with colleagues, customers, patients, suppliers, investors and the people in communities where we live and work is an opportunity for us to demonstrate our commitment to integrity.

Employee Responsibilities

As an employee, you are expected to understand our Standards and policies, abide by them and raise any compliance questions or concerns you may have.

You are also expected to report any wrongdoing that occurs within Edwards. If you know or suspect that a law has been broken or our Standards have been violated, you should report it promptly to your manager, your Human Resources partner, the Compliance department, the Legal department or the Edwards Integrity Helpline. See “How to Seek Advice” on page 14.

All employees, upon hire, are required to make a commitment to conduct themselves in the highest ethical manner by acknowledging that they’ve read, understand and agree to abide by these Standards. We renew our commitment through the annual certification of business practices process. As an employee, you also have a responsibility to fully cooperate in investigations related to compliance matters.

These Standards do not represent an employment contract between Edwards and its employees and may be updated from time to time. Because our Standards and supporting policies and procedures may change, we are each responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that govern our work. If you fail to comply, you risk being disciplined or terminated. If you break the law, you may also be personally liable.

Remember, ethical business conduct is part of everyone’s job and is a constant at Edwards. We do not change our high standards because competitors behave differently or our financial goals aren’t being met.

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As you approach new questions or problems, consider the following steps:

1.	Ask yourself: What am I being asked to do? Does it seem unethical or improper?

a.	Will my action violate any law, statute or regulation?
(The “Law” Test)

b.	Will my action violate any Company policy or any provision of our Standards?
(The “Policy” Test)

c.	Will I be proud of my action if seen by my manager, co-workers, family, friends or the press?
(The “Others” Test)

d.	Will my action be honest, fair and promote the values of Edwards?
(The “Values” Test)

2.	Discuss the situation with your manager, who will likely be more knowledgeable about the question and will appreciate being brought into the decision-making process. It is your manager’s responsibility to help you solve problems and report suspected violations to the Chief Responsibility Officer. Edwards does not permit retaliation of any kind against employees for good faith reports of ethical violations.

3.  Seek help. In cases where it may not be appropriate—or you feel uncomfortable—discussing the issue with your manager, you may discuss the situation with other Company representatives or seek help from the confidential Edwards Integrity Helpline. See “How to Seek Advice” on page 14 and “How to Report Possible Issues” on page 16.

Global Business Practice Standards	11

Q&A: _________________________________________

What does a good faith report mean?

It means that you honestly believe that there may be a violation and that you are not deliberately making a false or misleading report.

Management Responsibilities

If you supervise others you have a responsibility to act and communicate in a manner that is consistent with our Standards. Managers may be held accountable if their employees break the law or violate our Standards.

We rely on managers to create a culture of compliance in which our employees understand their responsibilities and feel comfortable raising concerns without fear of retaliation. Managers will encourage the highest ethical conduct by personally leading compliance efforts, taking compliance into consideration when evaluating employee performance and reinforcing the importance of our Standards—results are never more important than ethical conduct.

You also have a responsibility to help promote our Standards:

•	Don’t cut ethical corners. Model ethical behavior and follow Company processes at all times

•	Be proactive in addressing people, policies and procedures that pose a compliance risk. Put controls in place where known risks may arise or add internal process checks where appropriate

•	Educate employees about key compliance issues and be available to answer any questions about what is appropriate and what isn’t

•	Carefully review expense reports, payment requests and invoices before approving for payment

•	Tell employees what you expect of them. Maintain an open-door policy for employees to share their questions and concerns and communicate decisions or resolution of matters

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•	Ensure your team understands their responsibility to speak up if they see or suspect misconduct by others

•	Educate employees about the reporting process

•	Bring employee issues forward through the proper channels; don’t independently investigate matters or hire an outside investigator

•	Respond to all questions and reports seriously, with respect and attention

•	Never respond to concerns in a retaliatory manner or allow retaliation by others

Make sure to respond to compliance issues promptly and adequately and report possible violations to the Compliance department.

Global Business Practice Standards	13

How to Seek Advice

You may need advice or assistance in order to resolve an issue. Managers typically should be the first people we turn to for help. If you are not comfortable discussing an issue with your manager, other resources are available.

The following chart illustrates the recommended process for resolving business practice inquiries.

Employee seeking guidance or information

Discuss with direct supervisor or manager

or

Contact functional business leaders

or

Contact a member of the Executive Leadership Team or Chief Responsibility Officer

or Call the Edwards Integrity Helpline

Functional business leaders in local operations, regions, business units or corporate staff often provide guidance on business practice matters. These leaders include:

•	Members of the Senior Leadership Team

•	Compliance department

•	Legal department

•	Human Resources

•	Controller

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If you, your manager and your functional leaders cannot resolve an issue, or you feel uncomfortable raising an issue with them, the next step is to review it with the Chief Responsibility Officer or a member of the Executive Leadership Team.

Contact information for the Chief Responsibility Officer is available on the Edwards intranet along with the contact information for other resources.

If you are not comfortable speaking with anyone inside the Company, you may contact the Edwards Integrity Helpline via phone or web. The helpline is an external reporting service operated by an independent company, not Edwards employees. Translators are available upon request.

Q&A: ______________________________________

What happens when you contact the Edwards Integrity Helpline?

If you choose to call, a professional interview specialist will document your question or concern in detail. If you choose the web form, your question or concern will be documented by completing a form. For both the phone call and the web form, the information is relayed to Edwards for follow-up. You will be asked to check back to provide additional information or answer questions as your concerns are investigated. All concerns shared through the Edwards Integrity Helpline are handled promptly and discreetly. You may choose to seek advice or report compliance concerns anonymously, if permitted by law.

Global Business Practice Standards	15

How to Report Possible Issues

Every Edwards employee is responsible for compliance. If you suspect that a potential violation of the law or our Standards has occurred, it is your responsibility to report it. Promptly contact the Chief Responsibility Officer, the Compliance department or the Legal department. See “How to Seek Advice” on page 14.

If you report an issue, your identity and the information you share will be provided on a “need-to-know” basis with those responsible for resolving the concern. You may remain anonymous by reporting matters through the Edwards Integrity Helpline, as permitted by applicable law, but if you identify yourself, the investigators will be able to follow up with you and provide feedback and resolution.

No one will be punished for asking about possible breaches of law, regulation or Company policy. We absolutely prohibit retaliation against anyone who raises or helps address a compliance matter in good faith. Any allegation of reprisal will be investigated, and corrective action taken. It is our policy to protect those who do the right thing and Edwards leaders, as well as the Chief Responsibility Officer, are responsible for enforcing this policy.

Q&A: __________________________________________

What kinds of behavior could be considered retaliation?

Examples include things like being wrongly discharged or wrongly disciplined, denied a promotion or pay increase or being treated unfairly because you raised a compliance concern or reported a compliance matter in good faith.

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The Compliance department is responsible for administering internal investigations of suspected violations of our Standards and related policies. We will assign an investigator, including appropriate personnel within the Legal department, Regulatory, Finance, Human Resources and other functional groups, who have expertise related to the matter.

We may refer financial matters, when appropriate, to the Audit Committee of the Board of Directors. The investigator will work to determine the facts and recommend corrective action. Whenever possible, the person who raised the concern will receive feedback on the outcome. We are expected to fully cooperate with investigations. Do not conduct your own investigations.

We use every reasonable effort to prevent conduct that violates our Standards and to stop any misconduct as soon as it is discovered. Employees who fail to comply with the laws or regulations governing our business, or who violate the spirit or letter of our policies, are subject to disciplinary action up to and including termination of employment and, if warranted, legal proceedings. Misconduct that may result in discipline includes:

•	Committing—or requesting or directing someone else to commit—violations of law or our Standards

•	Failing to promptly raise a known or suspected violation

•   Failing to cooperate in an investigation of possible violations

•   Retaliating against another individual for reporting a compliance concern

•   Failing to demonstrate leadership and diligence to ensure compliance with our policies and the law

Waivers and Amendments

We will waive application of the policies set forth in our Standards only where circumstances warrant granting a waiver. Waivers for directors and executive officers may be made only by the Board of Directors or its designated committee and must be promptly disclosed as required by law or regulation.

Global Business Practice Standards	17

Global Business Practice Standards

The Marketplace

We conduct our business with honesty and integrity and obey all laws and regulations.

•	Medical device laws and regulatory requirements

•	Fraud

•	Bidding, tenders and procurement

•	Sales and marketing practices

•	Interactions with health care professionals

•	Interactions with patients, caregivers and patient organizations

•	Competition laws

•	Bribery and corruption

•	Business information

•	Trade compliance

•	Anti-money laundering laws

•	Product quality

•	Patient and other third-party privacy

•	Working with third-parties

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Medical Device Laws and Regulatory Requirements

We comply with all medical device laws and respect regulatory requirements.

Our products are regulated by governmental agencies, health ministries and other regulatory authorities around the world. Regulatory requirements include marketing approvals, product registrations, clinical study parameters, good manufacturing practices, design controls and labeling and advertising controls, among others. You have a responsibility to understand and comply with these requirements and to contact, as applicable, the Legal department, Regulatory Affairs or the Compliance department for guidance or to report any acts that violate regulations.

Fraud

We watch for red flags and do what we can to prevent and avoid fraud.

Preventing and detecting fraud is key to keeping our reputation sound and avoiding costly issues and missed opportunities. Fraud generally involves some form of deception–such as theft or making a false statement–in order to obtain a financial benefit or other advantage. We insist on integrity in all of our work and the work of our partners. Fraud is prohibited, even if it is meant to benefit Edwards.

Be aware of these potential fraud red flags:

•	Dishonesty and embezzlement

•	Misuse or theft of Edwards, customer, supplier or partner assets, including cash, supplies, equipment or any other assets, including misuse of credit card accounts or false reimbursement submissions

•	Exploitation of our position with Edwards for personal advantage

•	Taking personal advantage of corporate opportunities

•	Theft or misuse of Edwards’ intellectual property or trade secrets

•	Unauthorized handling or reporting of business transactions

•	Falsification of any business documents, inspection reports, expense records or financial statements

•	Misrepresentations about products or services to gain or protect business

•	Failure to disclose required information

•	Bribery, kickbacks and illegal gratuities

If you suspect fraudulent activity, you should immediately report your suspicion to the Compliance department.

Global Business Practice Standards	19

Bidding, Tenders and Procurement

We follow all of our procurement policies and procedures and stay aware of any situations that might give rise to fraud.

When you are responsible for any bidding, tender or request for proposal processes, make sure that you are familiar with all Company policies and any laws and regulations that might apply. We must follow any laws and regulations that regulate interactions with customers or potential customers, such as U.S. laws designed to prevent fraud and abuse in the health care industry. Customers or potential customers that are government authorities or that are owned or controlled by government authorities or that receive government funding may be subject to strict procurement requirements that apply to us as vendors. See “Sales to Government” on page 46.

You should:

•	Know and comply with contract requirements

•	Retain records in accordance with contract requirements

•	Use customer or government property for specified purposes only

•	Protect any information we agree to keep confidential

You should not:

•	Make any agreements with other bidders, competitors, customers or anyone else on setting prices or product specifications

•	Solicit information about other bidders or competing bids from other bidders, competitors, customers or anyone else

•	Intentionally fail to provide, or fail to be timely, accurate and complete with all information and data requested by the bid, tender or request for proposal, including any reports, certifications and statements

If you have any questions about the bidding or procurement process you should contact the Legal department or the Compliance department.

Sales and Marketing Practices

We market our products honestly and in compliance with all laws and regulations.

We must preserve our reputation as a leading company whose products and services are valued for their innovation, features, quality and performance.

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We honestly describe our products and services and take care to ensure that all promotional materials and communications are accurate, balanced, substantiated and compliant with legal and regulatory standards. We make sure in our marketing practices that we:

•	Don’t mislead or omit important facts

•	Don’t promote a product before it is approved

•	Don’t promote a product for a use other than for which it was approved

•	Don’t unfairly criticize a competitor’s products or services—some countries prohibit all comments about a competitor

Interactions with Health Care Professionals

We interact with health care professionals ethically and in compliance with all laws, regulations and applicable industry standards.

As employees, we are prohibited from offering or giving anything of value to a Health Care Professional (HCP) in order to induce or influence that person to prescribe, use, purchase, lease or recommend our product or service. In cases where an HCP is also a government employee, extra care must be taken. See “Bribery and Corruption” on page 26.

Global Business Practice Standards	21

Q&A: _________________________________________

What is anything of value?

Anything of value means any benefit. It can be cash but also cash equivalents, like a check, a money order or a discount. It can also include, but is not limited to, gifts (or gift certificates or gift cards), free product, meals, travel, entertainment, favors, personal benefits or donations made to charities or political parties.

We are responsible for knowing our policies and procedures regarding promotional activities and interactions with HCPs (see Health Care Compliance policies on the Compliance page of the Edwards intranet). Refer to them when considering any interaction with an HCP, including:

•   The use of an HCP as a consultant

•   Sponsoring medical seminars or other events attended by HCPs

•   Awarding educational or research grants

•   Paying honoraria or speaker fees

•   Providing meals or travel to HCPs

We have adopted the AdvaMed and MedTech Europe Codes of Ethics to guide us in our interactions with HCPs in the U.S. and Europe, respectively, as well as similar industry standards around the world. The Compliance department can guide you in these matters. Keep in mind, other local and national laws govern these relationships as well.

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Q&A: ___________________________________

Know the definition of HCP.

A Health Care Professional, or HCP, is anyone who prescribes, uses, purchases, leases or recommends our products and/or services. HCPs include, but are not limited to, surgeons, interventionalists, perfusionists, anesthesiologists, nurses, physician assistants, clinical investigators and group purchasing organizations, hospitals and clinics.

For more information, please review the Health Care Compliance policies on the Compliance page of the Edwards intranet.

Interactions with Patients, Caregivers and Patient Organizations

We treat patients, their caregivers and patient organizations with respect, empathy and transparency in compliance with all laws, regulations and applicable industry standards.

Edwards shares important concerns and treatment goals with patients and patient organizations. We engage with them to better understand patients’ needs, how our current or future products and services may meet those needs and to support efforts to improve the quality of patients’ lives.

As patients and patient organizations become more involved in the development, clinical testing and regulation of medical products, we must avoid real or perceived conflicts of interest when interacting with patients or patient organizations. We are committed to maintaining the independence of patient and caregiver organizations, including their governance and political and policy objectives, and ensuring that our interactions with these organizations are appropriate and transparent.

Global Business Practice Standards	23

Each of us must be familiar with the legal and regulatory requirements governing direct engagement with patients or patient organizations. If you are unsure whether your interactions are appropriate, please contact Edwards’ designated Patient Engagement personnel, the Legal department or the Compliance department.

Q&A: _____________________________________

What are patient organizations?

Patient organizations are organized groups or formal organizations (such as non-profit charitable organizations) that represent or support the needs of patients, their families or their caregivers.

Competition Laws

We follow all antitrust and competition laws.

Edwards is committed to a free and competitive global marketplace. We believe buyers should be able to select from a variety of products at competitive prices.

Antitrust and fair competition laws are technical and vary by country. We must avoid situations that violate the principles of fair competition, as well as situations that violate the law.

Some general guidelines on practices to avoid:

•	Do not discuss the following subjects with competitors, whether relating to Edwards’ or competitors’ products:

•	Pricing or pricing policies

•	Terms or conditions of sale (past, present or future)

•	Royalties

•	Lease rates

•	Warranties

•	Bids and contracts

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•  Customer information

•  Discounts

•  Territorial markets

•  Promotions

•  Inventories

•  Costs

•  Production capacities or plans

•  Profits

•  Distribution or selling strategies

•  Research and development activities

•  Strategic plans and strategies

•  Initiation, continuation or discontinuation of product offerings

•  Non-public confidential business information

Q&A: __________________________________________

What if you’re at an industry trade show and the conversation turns to establishing minimum prices by competitors?

Make it clear that you will not be a party to the discussion. Promptly leave the room and report the incident to the Legal department.

•	Edwards is free to select its own business partners. However, cancellations and refusals to sell can raise antitrust or fair competition issues, so consult with a member of the Legal department and appropriate business management before starting or ending a relationship with, or refusing to sell to, any dealer, distributor, customer or prospective customer

•	Do not make sales or purchases based on buying or selling something in return

•	Do not restrict a customer from buying a competitor’s product or require the customer to purchase one product as a condition of buying another

Global Business Practice Standards	25

•	Do not offer a customer prices on terms more favorable than those offered to competing customers without consulting the Legal department

•	Do not negotiate agreements on resale prices with distributors or dealers without first consulting with the Legal department. Any limits on a distributor’s territory or customers must be reviewed by the Legal department

If you are faced with a situation that is not covered by these guidelines, contact the Legal department for assistance.

Bribery and Corruption

We do not make or receive improper payments, nor do we offer inappropriate gifts or entertainment. We do not participate in any corrupt practices nor do we allow those who work on our behalf to make or offer bribes. We keep accurate and transparent business records.

We are committed to winning business based solely on the quality and value of our products and services. Regardless of local custom or competitive practices, we do not offer, make or authorize, request, agree to receive or receive payment of money or anything of value—including, but not limited to, cash, gift cards, gifts, travel expenses, entertainment, charitable or political contributions, per diem payments, sponsorships, honoraria, loans or employment offers—to:

•	Influence the judgment, conduct or action of any individual to ensure a desired outcome

• Win or retain business or influence any act or decision of any governmental official, political party, candidate for political office or business partner • Gain an improper business advantage

Third parties

Third parties who act on our behalf (such as distributors and consultants) are subject to the same restrictions. We never make, offer to make, or authorize payment to a third-party if we know or have reason to believe that all or part of the payment will be offered or given by the third-party to someone to secure an improper advantage or to obtain or retain business.

Interactions with government officials

Edwards employees working with the U.S. government, state or local

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governments or governments of those countries where we operate or sell have an additional obligation to know, understand and abide by the laws, regulations and ethical standards of those governments. Such laws, regulations and standards may be stricter than those that generally apply to our non-government customers and suppliers.

All employees and any agents or other individuals representing Edwards must follow the laws of the country in which they operate, including any laws prohibiting bribery and corruption, as well as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. These laws are serious a nd far-reaching, and companies that violate them risk not only damage to their reputation and future success, but also costly law suits and substantial fines—even jail time for individuals. If there is a real or apparent inconsistency or conflict between requirements of U.S. law, the laws of any country in which we are operating or selling or Company policy, we comply with the most restrictive standard.

Who’s a government official?

A government official includes not only elected officials but also government employees, consultants who hold government positions and employees of companies owned or controlled by a government authority. This may include the spouses and other immediate family members of a government official. Officers and employees of public international organizations, such as the World Bank, are also government officials. HCPs may also be deemed government officials if working for a government authority, such as a public university or government hospital. In interactions with HCPs who are government officials you must comply with applicable law and Company policy for both government officials and HCPs and apply the more restrictive standard.

Facilitating payments

Facilitating payments are payments to government officials intended to speed up or encourage them to take routine governmental action of a clerical or ministerial nature—they are not permissible by us or third parties acting on our behalf. If a request for a facilitating payment is made by government official you must report it to your manager and the Chief Responsibility Officer, even if the payment is not made.

In the unusual situation in which your safety or the safety of your family is at risk if you do not make a payment, you may make the payment, record it accurately on the books and report it to your manager and the Chief Responsibility Officer promptly.

Global Business Practice Standards	27

Q&A: __________________________________________

What is an example of a facilitating payment?

It’s a modest payment made to low-level government employees for taking care of routine government actions such as processing governmental paperwork, providing police protection or releasing goods held in customs. Payments to government officials—including facilitating payments—are prohibited except in emergency situations where your safety or the safety of your family is at risk.

For more information, please review the Health Care Compliance policies and Anti-Bribery and Corruption Guidelines on the Compliance page of the Edwards intranet.

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Business Information

We gather business intelligence properly.

Business information about other companies should be collected and used ethically, in compliance with applicable laws and without violating confidentiality. We may gather information from public sources such as websites, published articles, brochures or customer conversations. We may also use the services of outside vendors who appropriately and legally gather business information. But we may not gather—or ask anyone else to gather—information through any inappropriate means, including:

•	Misrepresentation

•	Deception

•	Theft

•	Bribery

Do not request or use information that would violate laws regarding fair competition, antitrust practices, proprietary information or confidential relationships between employees and employers. See “Confidential Information” on page 57 and “Intellectual Property” on page 63.

Q&A: __________________________________________

A new colleague who used to work for a company that markets similar products to Edwards has offered to share some of her former organization’s research results with our team. Is this okay?

No. Just as we have the expectation that our current and former employees will protect Edwards’ confidential information, we respect the privacy of other organizations’ confidential information. We never seek or receive competitive information that is confidential or gathered by inappropriate means.

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Q&A: __________________________________________

A potential customer wants to share a sales contract they have with one of our competitors so we can better understand the terms they are requesting. The sales contract with our competitor is confidential. Since the potential customer is a party to the contract and they are giving us permission, is it okay for us to review it?

No. Contractual language and other information contained in our competitors’ contracts is usually considered confidential, and while our potential customer may have given us permission to review the contract, the competitor has not and we must avoid receiving that information. There may be certain, limited situations where reviewing parts of a competitor contract is allowable, but you should seek guidance from your manager, the Legal department or the Compliance department before any such review.

Trade Compliance

We follow customs, anti-boycott, embargo and trade control laws.

Many countries have laws about importing and exporting goods, services and technology. International organizations such as the United Nations, the World Trade Organization and the European Union also regulate trade by member states. We are responsible for complying with import or export restrictions imposed by the laws of the countries in which we do business, as well as applicable U.S. laws.

Edwards and its agents and representatives must comply with all applicable import and export controls. These laws govern the export and re-export of U.S.-origin goods and require appropriate measures be taken to ensure that Edwards’ products are not improperly exported, diverted or re-exported to destinations not stated on the commercial invoice without appropriate prior authorization. Certain other laws, notably the Foreign Corrupt Practices Act, restrict payments or other consideration being given to any government agency or official in connection with the sale of Edwards’ products. See “Bribery and Corruption” on page 26.

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Edwards’ Trade Compliance group oversees the Company’s trade compliance program and provides guidance on trade compliance issues. These issues may include:

Export Compliance Issues

•	Restricted parties – Edwards is prohibited from doing business with certain individuals, groups or organizations in both domestic and export markets. Edwards’ Trade Compliance group and local compliance officers maintain lists of these restricted parties. Consult with them to be sure Edwards does not do business with a restricted party.

•	Prohibited activities – Edwards personnel must screen transactions with potential end-user customers who may be involved in chemical or biological weapons development, missile technology or sensitive nuclear activities. The Trade Compliance group or your local compliance officer can help with the screening.

•	Warning signs – Edwards employees must note any unusual circumstances in a transaction that may indicate the product, technology or technical data may be destined for an inappropriate end use, end-user or destination. Contact the Trade Compliance group or your local compliance officer with any such concerns.

•  Restricted products and technologies – Certain products, software and technologies require an export license even when they are shipped to a legitimate company in a friendly country for peaceful use. Contact the Trade Compliance group or your local compliance officer for information about license requirements for export or re-export of these materials.

•	Trade-restricted countries – The United Nations and the U.S. government restrict trade with certain countries. Contact the Trade Compliance group or your local compliance officer for a list of countries with which trade is restricted.

•	Anti-boycott regulations – A boycott is an organized effort to coerce a “target” to take a specific action. Boycotts are enforced by refusing to buy, sell or use the target’s products and/or services. All Edwards operations and employees worldwide must strictly adhere to U.S. anti-boycott laws. Contact a member of the Legal department with questions regarding boycotts.

Global Business Practice Standards	31

Import Compliance Issues

•	Classification of goods – Countries assess and collect import duties on goods that cross their borders. In order to determine the appropriate duty owed, imported goods must be classified accurately and assigned the correct tariff number. The description, use and contents of the imported material determine the tariff classification. Questions about the classification of goods should be directed to the Trade Compliance group.

•	Country of origin – Country of origin, or country of manufacture is determined by where the goods were substantially transformed. Simple assembly of components does not establish country of origin. Contact the Business Unit Marketing group with questions about country of origin.

•  Valuation – Intercompany shipments to Edwards affiliates must show a value for Customs purposes at the established intercompany transaction price. Shipments from third parties must list the selling price (i.e., price paid for the goods) or the fair market value if the goods are provided at no charge. Undervaluing goods on commercial documents in an attempt to pay less in duties is prohibited. Any post entry charges (e.g., volume discounts, rebates, currency risk sharing, assists and royalties) must be communicated to the appropriate import function to ensure compliance with import regulations.

•	Hand carried goods – All Edwards employees importing hand carried goods are to obtain a commercial invoice with the correct classification of goods, country of origin and valuation. Employees must declare the hand carried goods to Customs and pay any applicable duties and taxes at the first Customs clearance point upon arrival at the airport, port or border crossing into the importing country. Contact the Trade Compliance group or your local compliance officer for questions on hand carried goods.

For more information, please review the Global Trade Compliance section on the Global Supply Chain page of the Edwards intranet.

Anti-Money Laundering Laws

We comply with all applicable anti-money laundering laws, rules and regulations.

Anti-money laundering laws prohibit us from engaging in financial transactions where the funds involved were derived from illegal activities. We only conduct business with reputable customers and third parties involved in legitimate business activities with funds that come from legitimate sources. If you believe that someone may be engaging in any illegal activity, consult the Legal department before entering into the transaction.

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Product Quality

At Edwards, all employees adhere to the same philosophy when it comes to quality: “I am responsible for the quality and value of my work.”

Edwards’ reputation is built on the quality of our products and services. At Edwards, all employees are dedicated to helping patients by providing high quality products and services delivered in a timely manner. We are committed to maintaining an effective quality system that complies with global medical device requirements.

To ensure consistency in product research and development, production and performance across the Company, each business unit and operating plant is responsible for adhering to established procedures and instructions that conform to the Edwards Quality Manual and all applicable laws and regulations.

Each of us working for or on behalf of Edwards, including those involved in basic research and clinical and non-clinical studies, is required to carry out their work precisely, accurately and in conformance with requirements.

Our manufacturing facilities worldwide comply with the Quality System Regulations of the U.S. Food and Drug Administration and are certified to ISO 13485, the international standard that provides the regulatory framework for quality management systems for manufacturers of medical devices.

Our Quality Manual establishes our quality system, which is the framework through which we achieve compliance.

The quality system covers all aspects of our business to ensure product quality and safety, including but not limited to:

•	Design and development of products

•	Design and control procedures of manufacturing processes

•	Supplier quality management so that purchased products and services comply with specifications and regulatory requirements

•	Procedures to control nonconforming products, to investigate reasons for nonconformance, and to take corrective and preventive action

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Our quality and service standards ensure that our customers receive the right products at the right time. If our customers have questions or problems, we have a responsibility to promptly respond to and resolve their issues in order to maintain their trust.

For more information, see the Quality page of the Edwards intranet.

Patient and Other Third-Party Privacy

We respect the confidentiality of patient and other third-party records and privacy.

In compliance with data privacy laws, we strive to keep personal data private. If you work with personal information as part of your job, make sure that only those with appropriate authorization and valid business reasons have access to it and that it is used for legitimate legal or business purposes. We allow third parties access to their own records in accordance with local statutory requirements.

For more information, see the Legal page on the Edwards intranet and click on the Privacy section.

Working with Third Parties

We ensure that the people and organizations who work on our behalf are reputable, qualified and do not create conflicts of interest.

Edwards uses outside people or organizations—such as agents, representatives, consultants, independent contractors, distributors and suppliers—to help conduct business. We select our business partners carefully and choose those who share our values and high standards for ethical business practices. We have a responsibility to consider their business practices, behaviors, reputation, experience and any past violations of law when we make decisions about partnering with them.

Transactions with third parties operating in high-risk markets carry a higher risk of corruption, so it is important to exercise due diligence during the selection process and to monitor third parties throughout the term of our relationship with them.

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Q&A: __________________________________________

What is due diligence and who is responsible for conducting due diligence on third parties?

Due diligence means taking the necessary steps to know the third parties who work on our Company’s behalf and feeling confident that their business relationships are transparent and ethical. For distributors and sales agents outside the U.S., due diligence is carried out by the Compliance department. For all other third parties, the person who manages the relationship is responsible for conducting due diligence and initiating the review to make sure all third parties, and our agreements with them, comport with our requirements. See the bullets below for the appropriate questions to ask.

All agreements with third parties should be in writing and include confirmation that they will comply with all applicable laws, including anti-corruption laws such as the Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as local labor and employment laws for third-party suppliers.

Before partnering with a third-party to conduct business on our behalf, ask yourself:

•	Does our agreement clearly specify the services the third-party will perform in return for the money we pay them?

•	Does the third-party have the experience, expertise, qualifications and resources for the services they are being engaged to perform?

•	Does the third-party have close family connections or other personal or professional affiliations with foreign governments or officials?

•	Does the third-party use undisclosed sub-agents or sub-contractors to assist them?

•	Is the third-party willing to comply with applicable laws and Edwards Standards?

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For third-party contracts, closely monitor payments made and ask yourself:

•	Is the money we pay properly accounted for and is there transparency in the expenses and accounting records of the third-party?

•	Are payments being made to the company who performed the services in the country in which the services were performed or is the money paid to a personal or offshore bank account?

•	Are there unusually large fees or cash payments required in relation to the services being provided? Are advance payments required?

•	Are fees linked to a percentage of the project costs or value?

•	Does the third-party seek or want to offer lavish hospitality or gifts?

For more information, please review our Anti-Bribery and Corruption Guidelines on the Compliance page of the Edwards intranet. If you have any questions about the business practices of the third-party, consult with the Compliance department.

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Global Business Practice Standards

Our Employees

We treat our colleagues with fairness and respect in a safe work environment.

•	Fair employment practices

•	Harassment

•	Drugs and alcohol

•	Support for work and life balance

•	Employee privacy

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Fair Employment Practices

We are committed to fair opportunity for all employees and seek to unite a diverse workforce.

We are committed to providing a work environment that recognizes each individual as an important member of a diverse, worldwide Edwards team. It is our policy to employ, retain, promote, terminate and otherwise treat all employees and job applicants on the basis of merit, qualifications and competence. This policy shall be applied without regard to any qualified individual’s race, color, religion, national origin, sex, age, disability, ancestry, citizenship, pregnancy, breastfeeding or related medical condition, marital status, medical condition, genetic characteristic or information, sexual orientation, gender identity, gender expression, military and veteran status or any other characteristic protected by law.

Unlawful workplace discrimination is not tolerated and should be reported to your manager, a Human Resources partner or any member of management. Employees are not required to report discrimination directly to a manager or supervisor who is alleged to have engaged in discrimination, but should instead contact an alternate source.

Q&A: __________________________________________

What if it is your manager who is discriminating against you—where do you turn?

You are entitled to work free of discrimination or harassment from anyone at any level of the Company. Share your concerns with any member of management, your direct manager’s boss, Human Resources or contact the Edwards Integrity Helpline.

We do not produce or manufacture goods using forced or sweatshop labor or indentured child labor. Regular full-time employees at Edwards must be at least 18 years of age. In some countries, part-time work, summer jobs and apprenticeship programs may exist for individuals younger than 18 as part of a regulated or supervised program that balances the person’s educational and social development.

For more information, see your country-specific policies on the Edwards intranet.

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Harassment

We value a work environment free of harassment.

We are committed to providing a work environment that is free of discrimination and harassment. In keeping with this commitment, we maintain a strict policy prohibiting unlawful harassment of any kind, including sexual harassment and harassment based on the following (or any other basis prohibited by law):

•	Ancestry	•	Military status

•	Color	•	National origin

•	Domestic partner status	•	Physical and mental disability

•	Family care status	•	Race

•	Gender expressions	•	Religious creed

•	Gender identity	•	Sex

•	Genetic information	•	Sexual orientation

•	Marital status	•	Veteran status

•	Medical condition

Our policy prohibits unlawful harassment in any form, including verbal, physical and visual harassment and prohibits retaliation of any kind against individuals who, in good faith, file complaints or who assist in a Company investigation.

Unlawful harassment may take many forms, including but not limited to:

•	Verbal conduct such as epithets, derogatory jokes or comments, slurs or unwanted sexual advances, invitations or comments

•	Visual conduct, such as derogatory and/or offensive images, screen savers, email, posters, photography, cartoons, drawings or gestures

•	Physical conduct, such as unwanted touching, blocking normal movement, staring or interference with work

•	Threatening to take or taking any detrimental action or reprisals after a negative response to sexual advances or because an individual reported or threatened to make a report

Anyone who feels they have been harassed should ask the offending person to stop and clearly communicate that the action is unwelcome. Any harassment also should be reported to a manager or Human Resources partner.

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When we honestly speak up, make a report or participate in any investigation, we are doing the right thing. Retaliation for reporting or participating in an investigation in good faith will not be tolerated. If you feel you have been retaliated against, or are aware of possible acts of retaliation, you should immediately contact your manager, your Human Resources partner and/or any other Human Resources representative or management employee.

For more information, see our country-specific policies on the Edwards intranet.

Drugs and Alcohol

We work free from the impairment of drugs or alcohol.

We are committed to providing a safe, efficient and productive work environment for our employees. We must perform our duties safely and efficiently and in a manner that protects the Company’s business, property, equipment and operations. In keeping with this commitment, the Company prohibits employees from having an illegal drug in their system while on the job. We also prohibit the misuse of alcohol and over-the-counter or prescription drugs at work. Employees may not use or possess illegal drugs or sell any drugs on Company property. To maintain a drug-free workplace, we may require that you take drug tests as allowed by national and local laws.

For more information, see our country-specific policies on the Edwards intranet.

Support for Work and Life Balance

We respect employees as individuals and value their talents.

We strive to operate an effective and efficient business while recognizing the challenges of integrating work and life demands. As an employer of choice, we value our employees and provide workplace flexibility through alternative work arrangements, as appropriate, to empower you to meet both your professional and personal commitments.

Managers and employees should work together to meet this goal.

For more information, see our country-specific policies on the Edwards intranet.

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Employee Privacy

We respect the confidentiality of employee records and privacy.

We maintain and respect the confidentiality of employee records and privacy in the same way we do our customer records and privacy. We make sure that only those with appropriate authorization and valid business reasons have access to them and that use is restricted to legitimate legal or business purposes. We allow employees access to their own employee records in accordance with local statutory requirements.

For more information, see the Legal page on the Edwards intranet, and click on the Privacy section.

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Global Business Practice Standards

Our Community

We are committed to being productive and respectful members of the communities where we do business and strive to give more than we take to ensure they are stronger because of our presence.

•	Strengthening our community

•	Environmental, Health and Safety (EHS)

•	Sustainability

•	Political activities

•	Providing information to government organizations

•	Sales to government

•	Communications with the media

•	Communications with investors

•	Social media

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Strengthening our Community

We are committed to creating a community unified in our mission to improve the quality of life around the world.

As part of this commitment, we support a variety of important health and community-related causes. In 2004, we established what is now the Edwards Lifesciences Foundation. The Foundation makes cash grants to qualified charitable organizations around the world to:
•	Expand awareness of cardiovascular disease, its prevention and treatment, particularly with our Every Heartbeat Matters initiative

•	Enhance support and access to care for under-served heart valve and critically ill patients

•	Support research and education to increase expertise and innovation in treating diseases

•	Establish trusted partnerships to maximize impact

•	Support opportunities for Edwards and our employees to contribute to our communities

We also encourage every employee to participate in at least one community activity each year. Opportunities for community support activities are available through the Company’s Strengthen Our Community program.

For more information about the Foundation, please visit the Corporate section of the Edwards intranet under Global Corporate Giving.

Environmental, Health and Safety (EHS)

We provide a safe and healthy workplace, promote environmental excellence in our operations and communities and participate in the EHS programs of our customers and stakeholders. We comply with relevant government legislation and regulations, medical device industry standards and other requirements to which the Company subscribes.

All of Edwards’ EHS policies, along with other information in our EHS program, are described on the Edwards intranet. Unless otherwise stated, or if adopted equally or more stringently at the local level, these policies apply to all Edwards’ operations and employees worldwide.

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Our EHS policies have been developed to:

•	Demonstrate Edwards’ commitment to complying with all environmental, health and safety regulations and accepted industry practices across the world

•	Demonstrate Edwards’ commitment to preventing injuries and illnesses affecting employees, contractors and visitors at Edwards’ facilities

•	Demonstrate Edwards’ commitment to the prevention of pollution, including solid and hazardous wastes, consumption of natural resources, adverse air emissions and other pollution indicators

•	Reduce EHS-related risks and costs while enhancing Company productivity by implementing EHS programs proven to be effective in the medical device industry

We must understand and follow the EHS requirements of our jobs. We must work in a way that assures our own safety and the safety of our co-workers. All emergencies, accidents and unsafe conditions must be reported promptly and actions taken to assure the safety of employees, protection of the environment and integrity of our buildings and operations.

To learn more about this topic, visit the EHS pages on the Edwards intranet.

Sustainability

We are committed to acting as responsible corporate citizens and advancing the trust of our stakeholders, partners and communities. We hold ourselves accountable for our environmental, social and governance performance.

Based upon feedback from our stakeholders, we established sustainability goals that are key to our performance. Through the Foundation, corporate initiatives and employee engagement in local charitable activities, Edwards is involved in the communities it serves. Our fellow employees’ health and safety, employee engagement, patient access to health care, product safety, quality, design and innovation and commitment to ethics are also a focus of our collective efforts. We work with partners and suppliers that share our vision and employ policies and systems to promote ethical and sustainable practices. For more information about our sustainable practices, please refer to our Sustainability Report on edwards.com.

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Political Activities

We conduct political activity responsibly.

It is in Edwards’ best interest to maintain good relationships with public officials. Every country has different laws about how we may engage in the political process. Whenever we advocate Edwards’ position to government authorities or offer support for any political purpose, we must obey the law. Specific individuals within Edwards’ Government Affairs organization have the responsibility for government relations activities on the Company’s behalf. Consult with them before contacting elected or appointed officials on a matter related to Edwards’ business.

You should feel free to participate in the political process on your own behalf. These activities must be legal and must not use Company resources or time. You can make personal political contributions as long as the contributions are made legally and there is no suggestion that they are being made on behalf of the Company. You must make certain that none of your personal activities can be construed to be on behalf of or at the direction of Edwards.
We are all encouraged to participate in local activities that address the needs of the communities in which we live and work, including personal political activity such as volunteering to support a political campaign or contacting an elected official about an issue of personal importance. In personal civic affairs, you must make it clear that your views and actions are your own and not those of Edwards. If you plan to seek elective office, or accept appointed office, you must notify your manager and discuss if your official duties might affect your work.

For more information about Edwards corporate political disclosure and accountability, please visit www.edwards.com under Corporate responsibility/Political disclosure and accountability.

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Providing Information to Government Organizations

We comply with all reasonable requests from government authorities.

To ensure a suitable response, requests must be reviewed with the appropriate corporate functions, such as the Compliance department, the Legal department, Quality, EHS, Trade Compliance or Regulatory/ Clinical Affairs, as appropriate. Consult with the responsible internal organization before:

•	Responding to a government authority’s request for information

•	Submitting to an interview

•	Giving government officials access to Company facilities

•	Signing a document presented by or received from a government authority

If you are responsible for responding to a request from a government authority, be certain any information provided is accurate, timely and consistent with other Edwards communications. You should never conceal, destroy or alter any documents, lie or make misleading statements to a government authority, obstruct in any way the ability of the government authority to obtain the requested information or instruct or cause anyone else to do so.

If you are uncertain about how to respond to a request, refer the matter to a member of the Legal department.

Sales to Government

We comply with applicable laws and regulations when we conduct business with government authorities, government-owned businesses or entities funded by government authorities.

Employees involved in sales to government authorities and government-owned businesses or entities funded by government authorities must be aware of the special rules, laws and regulations that apply to these markets. Many of our customers are owned by governmental authorities. Their employees or other individuals who work for such entities may be considered government officials or our interactions with those individuals may otherwise be subject to regulation. See “Bribery and Corruption” on page 26.

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We are always truthful, accurate and compliant in our dealings with government customers. Do not offer nor accept kickbacks, bribes, gifts or other improper favors. Do not solicit or obtain proprietary information prior to the contract or bid award. Do not negotiate for employment with a government official or a member of his or her family while the official has the ability to influence decisions about contracts with the government. Above all, be aware of and comply with all laws, regulations and special requirements for these transactions.

If you have questions about selling to government authorities, government-owned businesses or entities funded by government authorities or to individuals who work for any of these entities, consult with a member of the Legal department or the Compliance department.

Communications with the Media

We are committed to delivering accurate and reliable information to the media and to the public through approved Edwards channels.

What is said or written about the Company can impact our reputation, so we place great importance on maintaining effective relationships with the news media and providing information in a timely, accurate and consistent manner.

Global Communications is designated as the official spokesperson for our Company. If you are approached for information, connect them with Edwards’ Global Communications to help with their request. Obtain the name and contact information of the person making the request and immediately notify Global Communications, which will coordinate with the appropriate leaders, businesses, regions or functions. Employees are not authorized to answer questions from the media and the public. This policy applies to all forms of messages and media—formal or informal, electronic or written.

Please visit the Global Communications & Brand page on the Edwards intranet for additional guidance and contact information.

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Communications with Investors

We are committed to delivering accurate and reliable information to our shareholders and the financial community.

All public disclosures, including reports and documents filed with the U.S. Securities and Exchange Commission, press releases, speeches and other communications must be honest, accurate, timely and representative of the facts. As part of our commitment, we:

•	Do not make disclosures on a selective basis, but we do disclose material information to the public in compliance with U.S. securities laws

•	Ensure that our disclosures are full, fair, timely and understandable

•	Comply with Company accounting policies and procedures as required and cooperate fully with internal and external auditors

Only designated spokespersons are authorized to disclose information about our Company to the investment community. If you are not a Company spokesperson, refer all inquiries to Investor Relations. You should not disclose information about the Company to the investment community.

Please review the policy on Communicating with Media and Investors on the Global Communications & Brand page on the Edwards intranet for additional guidance and contact information.

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Social Media

We use social media with transparency, integrity and good judgment.

We have a responsibility to be respectful of others, act with integrity and follow our Standards when using social media such as blogs, social networks and web-based communities, whether accessing the Internet via Company-provided systems or our own.

We can participate in social media responsibly with common sense by not posting any confidential or business information that we learn through our job duties. We must remember what we post is public and often permanent.

•	Keep our code and policies in mind online – they apply here too

•	What you write will be public—possibly forever

•	Make clear you are speaking for yourself and not Edwards

For more information, please refer to the Communication Guidelines for Internal and External Social Media available on the intranet under Global Communications & Brand.

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Global Business Practice Standards

Our Company and Shareholders

We act in the best interests of Edwards and our shareholders and protect Company assets.

•	Conflicts of interest

•	Corporate opportunities

•	Confidential information

•	Inside information

•	Intellectual property

•	Books and records

•	Records management

•	Use of Company computers and resources

•	Careful communications

•	Information security

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Conflicts of Interest

We avoid entering into arrangements or agreements that conflict, or appear to conflict, with our responsibilities to Edwards.

A conflict of interest can arise when we put our personal interests ahead of Edwards’ interests.

Even the appearance of a conflict of interest can be damaging to our Company or ourselves. You must do all you can to identify potential conflicts, avoid situations where they might arise and disclose any potential or actual conflict of interest promptly to your manager, Human Resources or the Compliance department.

Conflicts can arise in situations where you use your role at Edwards to pursue business opportunities or other benefits for yourself or for those closest to you, such as your family members and friends. You are expected to make decisions and take actions based on the best interests of our Company, not for yourself or persons close to you.

Disclose any actual or potential conflict to your manager, Human Resources partner or a Compliance department representative who will document approval, if granted. In the event an executive officer or member of the Board of Directors has a potential conflict of interest, the Board of Directors (or its designated committee) must approve before the officer or director proceeds.

While it is impossible to list every situation that might give rise to a conflict of interest, there are some areas where conflicts typically arise:

Personal investments or transactions

Avoid situations where our personal investments (or those of your family members) present—or create the appearance of—a conflict of interest between you and Edwards.

A conflict can exist if you have a significant financial interest in any company that does or seeks to do business with Edwards. This can include one of our competitors, any vendor, supplier, customer or other partner. A financial interest is significant if it represents more than one percent of the company or more than five percent of your total assets or the assets of your family members. Family members include our spouses, children, parents, siblings, in-laws and life partners.

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As with all potential conflicts, you may not, without approval of your manager, Human Resources and/or the Chief Responsibility Officer or his/her delegate:

•	Receive fees, commissions or other compensation from a supplier, vendor, competitor or customer of Edwards

•	Acquire, directly or indirectly, real estate, business interests or other property if you know or have reason to believe that it may be of acquisition interest to Edwards

•	Conduct business on behalf of Edwards with a relative or a business associated with you or a family member

•	Take any business opportunities for yourself or your family members that arise from the use of Company property, confidential information or your position with Edwards

We do not compete with our Company or ever attempt to take opportunities meant for Edwards.

Q&A: __________________________________________

Would it be okay to provide a meal for HCPs at a restaurant owned by the family of the Edwards employee who is arranging the event?

No. Even if the prices were reasonable and the event itself was permissible under our rules for providing meals to HCPs, it has the appearance of a conflict of interest because of the relationship between the Edwards employee and the owners of the restaurant. Additionally, you should never take an opportunity for yourself or your family that arises out of your role or duties at Edwards. Even if such an opportunity doesn’t affect your Edwards duties or result in a personal gain, you must be mindful of how such potential conflicts can appear. If you have questions contact the Compliance department or the Edwards Integrity Helpline.

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Romantic and family relationships

When a personal or family relationship, including a romantic relationship, could impact your decision-making or the decision-making of another Edwards employee, or the hiring, supervision or evaluation of any employee, you must come forward and disclose the situation to your manager, Human Resources partner or the Compliance department. You should disclose such relationships if there is even the potential for the appearance of a conflict. You must avoid situations where you are directly supervising, reviewing, hiring or otherwise could be perceived to have influence over a close personal friend, romantic partner or family member.

Q&A: __________________________________________

What if a bid for work is submitted by one of my family members and is accepted because it meets requirements and looks to be the best business decision for Edwards? Do I still have to disclose the relationship since my family member won the bid fairly?

Yes. You should not be involved in the decision to accept a bid from a family member. But, even if you’re not involved, you must always disclose. Even if the conflict, or apparent conflict, does not seem to harm the Company – or even may be a benefit. Remember, even the mere appearance of a conflict could be an issue and you always disclose potential conflicts, no matter the circumstances.

Global Business Practice Standards	53

Outside employment

Any outside activity—whether a second job or self-employment—must be totally separate from the work you do for Edwards. A second job or affiliation with an Edwards competitor is not allowed. A second job or affiliation with a customer, supplier or provider of services is discouraged but may be allowed if you obtain written approval from your manager and Human Resources. Even in situations where outside employment is permitted, you are still bound by all confidentiality agreements with Edwards.

Never use Company time or the time and resources of other employees to promote outside employment ventures or activities unless authorized by your manager.

Service on boards

Serving as a director of another corporation or non-profit organization may create a conflict of interest. Being a director or a member of a standing committee of some organizations, including government agencies, may also create a conflict. Before accepting an appointment to a board or a committee of any organization whose interests may conflict with Edwards’, discuss it with the Chief Responsibility Officer and your representative on the Executive Leadership Team. Approval from the General Counsel must also be obtained before you accept any appointment.

How to handle a potential conflict of interest

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Gifts, hospitality, travel and other items of value

We never accept gifts or other benefits that will compromise our objectivity or give the appearance to others that it might.

When you make business decisions on behalf of Edwards, you must always be objective. Don’t offer or accept lavish gifts or entertainment.

Accepting unsolicited gifts and business courtesies such as meals and entertainment is only permissible if they are:

•	Customary and commonly accepted business courtesies

•	Permitted by all applicable laws

•	Not excessive in value

•	Given and accepted without an express or implied understanding that you are in any way obligated by accepting the gift

Not every gift is wrapped with paper and ribbon. View with caution unusual gifts such as gratuitous services, expense reimbursements, loans, articles of significant value, discounts and personal use of equipment or facilities.

The following situations are inappropriate and are prohibited:

•   Soliciting a gift, entertainment or preferred treatment for personal benefit

•   Giving and receiving any gift of currency, unless it is allowed by local policy and approved by your manager

•   Accepting an opportunity to purchase products, services or a financial interest under terms not available to your co-workers

If you are given or offered a gift, entertainment or preferred treatment that seems inappropriate, you should refuse it and report it promptly to your manager. If there is no opportunity to refuse the gift, it should be returned, if possible, with an explanation of Edwards’ policy on gifts. If returning it is not feasible, or would offend the donor, you should donate it to a charity or distribute it equitably within your organization.

Edwards’ franchises, functions and regions may have additional written policies on gifts and entertainment. If you have questions, ask your manager or discuss it with a member of the Legal department or the Compliance department.

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Q&A: ___________________________________________

A supplier sent us a holiday gift basket. Can we keep it?

Only if it meets our rules and is customary, permitted by law, nominal in value and not given with the expectation we will do anything in return. Many gift baskets are nominal in value and acceptable, but if the gift basket is excessive or contains expensive items (e.g., a rare or expensive bottle of wine or high-priced concert tickets), it will not be one we can accept. If it is not feasible to return a gift that doesn’t meet our Standards, we should donate it to charity or, as in the case of a gift basket, distribute it equitably within our department.

Q&A: __________________________________________

A vendor sent a box of golf balls. Can they be kept?

A box of golf balls is acceptable. You should apply our Standards: is the gift customary, permitted by law, nominal in value and not given with the expectation you will do anything in return? If the value is nominal, as in this case, and no bias seems likely from accepting the gift, then it is permissible to keep the golf balls.

These situations can sometimes be complicated. Do not hesitate to ask your manager or discuss it with a member of the Legal department or the Compliance department.

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Corporate Opportunities

We do not take advantage of Edwards’ corporate opportunities for personal profit.

You have an obligation to advance our Company’s business interests when the opportunity arises. Don’t take for yourself—or direct to a third-party—an opportunity that you discover through your position or through the use of Company property or information, unless the General Counsel documents that Edwards has no interest in it and that it is appropriate for you to pursue the opportunity. If an employee interested in an opportunity is an executive officer or Board member, the Board of Directors or its designated committee will decide the matter.

Q&A: _______________________________________

What is a corporate opportunity?

A corporate opportunity is a business opportunity that becomes known to an employee, typically a senior leader, due to his or her position with the Company, such as a potential investment or acquisition, an opportunity to provide consulting or expert services or new technologies.

Confidential Information

We protect confidential information.

Confidential information is a valuable asset. It includes facts, data and knowledge that you may be exposed to as part of your job that have not been disclosed to the public and includes:

•	Proprietary information: Information Edwards owns that represents the work we do, including standard operating procedures (SOPs), software programs, trade secrets, engineering drawings, copyrights, ideas, techniques, inventions, product specifications, research, marketing data—all of the information that makes our Company unique

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•	Personal information: Information about our customers, patients or employees entrusted to us, including telephone numbers, birth dates, medical record numbers, social security numbers—any data that could be used to identify a person

We have an obligation to safeguard confidential information, whether it is information that belongs to our Company or to third parties with which we do business—such as customers or business partners. We should:

•	Be cautious about discussing or displaying confidential Company business in public places, such as planes, trains, elevators and restaurants

•	Be careful when discussing confidential information on cell phones or transmitting it over the Internet, email or fax

•	Remove confidential information from meeting rooms, desks, photocopy machines, printers and all non-secure areas

•	Keep our computer and mobile devices in a secure place and use our unique username and password to limit access to the information stored on them

•	Limit Edwards-specific information when presenting to audiences that include people from outside of Edwards and consult with Global Communications about our participation and presentation content before we commit to participating

•	Classify and apply adequate protection to protect confidential information

•	Use only Edwards’ approved storage for electronic files, such as cloud storage arranged by the Company

Do not use non-Edwards email accounts for Company business.

Email SAFE@edwards.com, contact the Edwards Integrity Helpline or the head of cyber security immediately if confidential information is accidentally or inadvertently disclosed.

Obtain a confidentiality agreement or prior approval from a member of the Legal department before sharing confidential information with others outside of our Company and limit what you share to only what is necessary to meet the business requirement.

Do not sign a confidentiality agreement with another organization before it is reviewed by a member of the Legal department and do not bring any confidential information of another party into any Edwards facility, either physically or by electronic means, without the approval of the Legal department.

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Examples of confidential information include:

Technical

•   Design specifications and tolerances

•   Drawings

•   Formulations

•   Prototypes

•   Compilations of data

•   Computer programs

•   Research and development data

•   Engineering designs

•   Inventions

•   Test results

Financial • Pricing • Profit margins • Budgets • Costs

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Manufacturing

•   Manufacturing methods, techniques and processes

•   Standard operating procedures (SOPs)

•   Plant layouts

•   Unfinished materials

•   Manufacturing forecasts

•   Manufacturing failures

•   Quality data

Human Resources • Employment data • Wage and salary data • Personnel files • Employee medical records
Sales/Marketing • Customer information • Patient information • Marketing strategies • Pricing/contract information
Strategic • Strategic plans • Regulatory plans • Planned business or product acquisitions or divestitures • Clinical trial data
Supplier • Quality data • Pricing/contract information • Supplier lists and related information

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When appropriate and in accordance with local laws, we give notice and/or obtain consent when collecting, processing, transferring and storing an individual’s personal information. Make sure to use personal information obtained through the Edwards website only for purposes agreed to by the user.

Your obligation to treat information as confidential does not end when you leave Edwards. If you leave the Company, you must return everything that belongs to the Company, including all documents and other materials containing confidential information regarding Edwards and its business partners. You must never disclose confidential information to your new employer or to others after you terminate employment with Edwards.

Similarly, while doing your job at Edwards, you must not disclose or use confidential information that you acquired during employment by another company. If you have questions about whether information is confidential or about your obligations of confidentiality to a former employer, contact the Legal department.

Inside Information

We do not trade on or disclose confidential, or “inside information.”

It is illegal to buy or sell stock or other securities when aware of inside information about a company that is material and has not been disclosed to the public. It is also illegal to give this information to others so that they can trade. Material information is any news or fact that a reasonable investor could consider important in deciding whether to buy, sell or hold the securities of a company. The materiality of the information must be viewed in light of the certainty and the impact the information could have on Edwards as a whole. Examples include information about:

•	Acquisitions or divestitures of businesses, product lines or technologies

•	Sales and earnings figures and trends

•	Important litigation

•	Anticipated product approvals or product approval delays

•	Financial forecasts or estimates

•	Major supply agreements

•	Clinical trial information or data reports

•	Commercial product launches

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Trading on this information may create an unfair advantage, so if you are in possession of any Edwards material, non-public information, you may not buy or sell Edwards securities or otherwise use the information for personal gain. This means you cannot:

•   Buy or sell Edwards stock on the open market

•   Sell restricted stock units

•   Exercise stock options

•   Change your 401k investments in Edwards stock or your employee stock purchase plan (ESPP) investment while you are in possession of this information

Any material, non-public information should be treated as confidential and should not be shared with anyone else. Do not recommend or suggest that anyone buy or sell Edwards stock or that of any company about which you have inside information. This is known as “tipping” and is also illegal.

These insider trading restrictions may also apply to the stock or securities of companies negotiating, competing, doing business or seeking to do business with us. In addition to possible disciplinary action, violation of these rules also can result in criminal prosecution and civil penalties.

Information becomes public after a company announcement is widely distributed and investors have had an opportunity to evaluate the information. If you have any questions about whether information is material or public, you should consult a member of the Legal department.

Our executives, Board members and certain other designated individuals (“insiders”) are subject to additional requirements to pre-clear and report their trades. Insiders and any employee with a title of vice president or above are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan and hedging the Company’s securities, including entering into short-sales, options, puts, calls and sales against the box, as well as derivative transactions including swaps, forwards, futures, collars and exchange funds. Designated insiders are subject to blackout periods and other trade restrictions. Those designated must coordinate all trading activity with the Legal department.

Executive officers and Board members may hold shares in a broker’s name only if they provide written notice of this fact and report any changes in these holdings to the General Counsel.

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Intellectual Property

We protect the intellectual property of Edwards and respect the valid intellectual property of others.

Our knowledge base is a valuable asset. Protection of our intellectual property—including patents, trade secrets, copyrights, trademarks and scientific and technical knowledge—is essential to maintaining our competitive advantage. The intellectual property we generate while doing our jobs contributes to our strength. Safeguard it and ensure it is used responsibly.

We also respect the intellectual property rights of others. Written permission should be obtained before using another company’s valid patents, name, trademarks, logos, printed materials or copyrighted materials such as articles, movie clips, pictures of famous personalities or software.

Contact the Legal department if you have questions about Edwards’ intellectual property or that of another company.

Books and Records

We keep accurate and complete books and records. We maintain an effective system of internal controls over financial reporting to accurately and fairly reflect our business and our assets.

Accurate and reliable financial and business records are essential to the management of Edwards and to safeguarding investor confidence. They also help us fulfill our obligations to provide full, accurate and timely financial and other disclosures to the public and governments around the world. You must ensure that all transactions are recorded fully and accurately, in compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act and other legal and regulatory requirements. This includes:

• Travel and expense reports • Time sheets • Payroll and benefits records • Performance evaluations • Sales or third-party invoices • Other essential Company data

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You are strictly prohibited from making false, misleading or incomplete entries or failing to disclose or record funds or assets of Edwards.

If you become aware of any unrecorded funds or assets, or false or artificial entries in our books and records, it is your duty to report the matter. You may report any concerns to the General Counsel, Chief Responsibility Officer, Edwards Integrity Helpline or directly to the Audit Committee of the Board of Directors.

Records Management

We retain Company records to comply with our obligations.

We produce and receive large numbers of business records. Numerous laws require that we retain Company records for various periods of time. We are committed to compliance with all applicable laws and regulations relating to the preservation of records. Our policy is to identify, maintain, safeguard, destroy or retain all records in our possession on a systematic and regular basis.

You may not selectively destroy Edwards records or maintain them outside Company premises or designated storage facilities.

Review and abide by the Edwards record retention policy. This policy, GSOP4.1.005 Record Retention, is available in the Learning Management System. The Legal department may notify you if you are required to keep records longer than the time periods set forth in the policy, in order for us to meet our legal responsibilities. Please contact the Legal department if you have questions regarding these communications and requirements.

Use of Company Computers and Resources

We protect Edwards’ assets and ensure their efficient use.

All Company assets should be used only for legitimate business purposes. This includes office facilities, equipment, supplies, products, information and other assets. Incidental and occasional personal use of Edwards assets, such as computers, telephones and supplies, is permitted, as long as such use does not violate Company policy.

Except where mandated by law, you are not guaranteed personal privacy for information sent to, from or stored in Company communication systems. All documents, including electronic communications, are the property of Edwards and are subject to review at any time.

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We support a range of electronic devices and networks to help our employees work as effectively as possible. This includes mobile devices, Internet access, collaboration tools, email and other similar systems. You have a responsibility to use these resources appropriately. Use only approved equipment to access the Edwards network, do not install unauthorized software and do not use the systems to display, procure or transmit inappropriate material. In particular, you may not use the Edwards computer resources or communication systems to transmit:

•  Abusive or objectionable language

•  Information that is illegal or obscene

•  Messages that are likely to result in the loss or damage of the recipient’s work or systems

•  Defamatory messages

•  Content that interferes with your work or the work of your co-workers

•  Confidential Edwards information to personal email, cloud or document storage accounts or unapproved storage devices

Upon termination of employment, we reserve the right to delete content from electronic devices.

Please refer to our country-specific policies on the Human Resources page on the Edwards intranet for more information on these policies.

Careful Communications

We are careful when we communicate.

Whether in writing or electronically (including emails, instant messages, online chats, blogs or posts on social networking sites), be careful in your communications and follow all of our policies and guidelines. Verify that the recipients are, individually, the correct recipients. Strive to be objective, professional, truthful and accurate.

Avoid offensive, inflammatory or aggressive language and do not exaggerate, make broad general allegations, speculate about matters with legal significance or make statements that could be taken out of context. Do not opine on legal matters, including intellectual property matters. Always keep in mind that your communications can be far-reaching, permanent and have a negative or damaging impact on you, Edwards and our shareholders.

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Information Security

Each of us must protect information in all forms from unauthorized access, use, disruption, modification or destruction, regardless of whether the information is stored electronically or physically.

We keep proper control of our information and the information of our partners and stakeholders. Information that we use in our daily activities can include confidential information such as patient information, proprietary Company information or any sensitive data.

Access, share, transfer or use our information, or our partner or customer’s information, according to our policies and processes. Make sure you are aware of all information security policies and processes that apply to you and your roles.

We are also committed to protecting our networks, including making sure that there is no unauthorized access to our information systems, resources and the data stored in those systems. Take care not to reveal passwords or otherwise allow access through negligence.

Remember to:

•	Regularly change passwords

•	Access data only from secure Company systems

•	Never view or use Company, partner or customer information for non-business purposes

Always be aware of your surroundings and take proactive and necessary steps to keep our information SAFE. If you are aware of or suspect a breach or other threats to information security, you must report your concerns immediately to the Edwards Integrity Helpline. For more information on how to take action to protect our valuable assets, please refer to the Elementals Global Business Security Standard, which can be found at safe.edwards.com.

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Q&A: __________________________________________

What do I do when I travel and must have access to Company information?

You must follow our secure access procedures. You cannot use unsecured methods, such as saving confidential documents on unapproved flash drives, sending Company information to and from your personal email accounts, uploading Company information to personal cloud storage services or using an unsecured network or computer.

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INDEX

Advertising 19

Advice 10, 11, 14-16

Agents 9, 10, 27, 30, 34-35

Alcohol 40

Annual Certification of Business Practices 9, 10

Antitrust 24, 25, 29

Assets 19, 50, 63-64, 66

Bidding 20

Board of Directors 9-10, 17, 51, 57, 64

Books and records 63, 64

Boycotts 31

Bribes 26, 47

Business practices 9, 10, 34, 36

Charitable activities 44

Chief Responsibility Officer 9, 11, 14-16, 27, 52, 54, 64

Child labor 38

Classification of goods 32

Clinical Affairs 46

Clinical investigators 23

Communications 21, 46-49, 58, 64-65

Competition 24-25, 29

Compliance 9-10, 12-17, 20, 22-23, 28- 29, 31-36, 48, 54, 63-64

Compliance department 10, 13-14, 16-17, 19-20, 22, 24, 30, 35-36, 46-47,

51-53, 55-56

Computers 64

Confidential information 29, 52, 57-59, 61, 66

Conflict(s) of interest 23, 34, 51-52, 54

Consultants 26-27, 34

Contractors 34-35, 44

Corporate opportunities 19, 57

Corrupt practices 26-27, 30, 35, 63

Decision-making 11, 53

Discrimination 38, 39

Distributors 26, 34, 35

Diverse workforce 38

Edwards Integrity Helpline 9-11, 14-16, 38, 52, 58, 64, 66

Email 39, 58, 65, 67

Employment 9-10, 17, 26, 35, 38, 47, 54, 60-61, 65

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Entertainment 22, 26, 55

Environmental Health & Safety 43-44

Executive Leadership Team 14-15, 54

Export compliance 31

Fair employment practices 38

Facilitating payments 27-28

Family member(s) 27, 51-53

Foreign Corrupt Practices Act 27, 30, 35, 63

Fraud 19-20

General counsel 54, 57, 62, 64

Gifts 22, 26, 36, 47, 55

Government agency/agencies 30, 54

Government official(s) 26-28, 46-47

Grants 22, 43

Harassment 38-39

Health and safety 43-44

Health care professional(s) 21, 23

Honoraria 22, 26

Human Resources 10, 14, 17, 38-40, 51-54, 60, 65

Illegal drugs 40

Import compliance 32

Information security 66

Insider trading 62

Intellectual property 19, 29, 63, 65

Internet 49, 58, 65

Intranet 15, 22-23, 28, 32, 34, 36, 38, 40-41, 43-44, 47-49, 65

Investigations 9-10, 17

Investors 10, 48, 62

Legal department 10, 14, 16-17, 19-20, 24-26, 30-32, 46-47, 55-56, 58, 61-64

Marketing 19-21, 32, 57, 60

Media 47-49

Outside employment 54

Payments 26-28, 30, 36

Political activity 45

Political contributions 26, 45

Proprietary information 29, 47, 57

Privacy 29, 34, 41, 64

Procurement 20

Quality 20, 23, 26, 33-34, 43-44, 46, 60

Record retention 64

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Records 19-20, 26, 34, 36, 41, 60, 63-64

Regulatory 17, 19, 21, 24, 33, 60, 63

Representatives 11, 30, 34

Reputation 10, 19-20, 27, 33-34, 47

Responsibilities 10, 12, 51, 64

Restricted products and technologies 31

Retaliation 9, 11-13, 16, 39, 40

Sales 20, 25, 30, 46, 60-63

Securities and Exchange Commission 48

Significant financial interest 51

Social media 49

Sponsorships 26

Suppliers 10, 27, 34-35, 44

Sustainability 44

Tenders 20

Third-party/third parties 26-27, 32, 34-36, 57-58, 63

Trade compliance 30-32, 46

Trade secrets 19, 57, 63

U.K. Bribery Act 27, 35, 63

Values 11, 34

Valuation 32

Work and life balance 40

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COMPLIANCE RESOURCES

Edwards Integrity Helpline

In the U.S., call

877.219.3178 (toll-free in the U.S.)

or dial “1ELS” from an office phone

For dialing instructions for all other countries,

visit the link to “Edwards International Helpline Numbers”

located on the Compliance page of the Edwards intranet

To report concerns via the Internet:

edwards.ethicspoint.com

Chief Responsibility Officer

Edwards Lifesciences Corporation

One Edwards Way

Irvine, California 92614

USA

General Counsel

Edwards Lifesciences Corporation

One Edwards Way

Irvine, California 92614

USA

Audit Committee of the Board of Directors

c/o Corporate Secretary

Edwards Lifesciences Corporation

One Edwards Way

Irvine, California 92614

USA

Compliance Department (ethicsandcompliance@edwards.com)

Edwards, Edwards Lifesciences, the stylized E logo, Every Heartbeat Matters, and Life is Now are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

© 2018 Edwards Lifesciences Corporation. All rights reserved.

Edwards Lifesciences • One Edwards Way, Irvine CA 92614 USA • edwards.com